Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the registration statement for Anaren Microwave, Inc. 1989 Nonstatutory Stock Option Plan on Form S-8 of Anaren Microwave, Inc. of our report dated August 4, 1998, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-K of Anaren Microwave, Inc.

                                                            /s/ KPMG LLP

January 7, 1999
Syracuse, New York